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                  AMENDMENT TO THE BENEFIT RESTORATION PLAN OF
                     THE DIME SAVINGS BANK OF NEW YORK, FSB

                             EFFECTIVE MAY 18, 2000

       The Benefit Restoration Plan of The Dime Savings Bank of New York, FSB (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1. The sixth textual sentence of Section 4.2(a) of the Plan is amended to provide as follows:

              "To the extent a Participant's Supplemental Retirement Benefits are payable in a form other than a single life annuity, such Supplemental Retirement Benefits shall be calculated on the basis of the same actuarial assumptions as then apply under the Retirement Plan, unless, with respect to those Participants who are covered by the Plan at the time of a "Change in Control" or an "Irrevocable Election" (each as defined in the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities, and any successor agreement thereto (the "Umbrella Trust")), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized."

       2. The third textual sentence of Section 4.2(b) of the Plan is amended to provide as follows:

              "In the event the commencement date for the payment of a Participant's Supplemental Retirement Benefits is prior to the date on which he or she would otherwise be entitled to an unreduced benefit under the Retirement Plan, such Supplemental Retirement Benefits shall be subject to an actuarial reduction for such earlier commencement determined in the same manner as provided under the Retirement Plan, unless, with respect to those Participants who are covered by the Plan at the time of a "Change in Control" or an "Irrevocable Election" (each as defined in the Umbrella Trust), a larger benefit under this Plan would result from utilizing the actuarial methodology used for such purposes under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized."


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       3.     The third textual sentence of the paragraph following clause (ii)
of Section 4.3 of the Plan is amended to provide as follows:

              "In the event the commencement date for the payment of the supplemental death benefits is prior to the date on which an unreduced survivor benefit would otherwise be provided under the Retirement Plan, or the supplemental death benefits are paid in an alternative form, the amount of supplemental death benefits shall be subject to an actuarial modification to reflect such earlier commencement or alternative form, determined in the same manner as provided under the Retirement Plan, unless, with respect to those Participants who are covered by the Plan at the time of a "Change in Control" or an "Irrevocable Election" (each as defined in the Umbrella Trust), a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence (including the methodology applicable to the early commencement of benefits) under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized."

       4.     A new Section 5.5 is added to the Plan to read as follows:

              "Section 5.5 Umbrella Trust Committee and Trustee.

                     Notwithstanding anything in the foregoing or otherwise in
              the Plan to the contrary, the Committee (the "Umbrella Trust Committee") under the Umbrella Trust and the trustee of the Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. The decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       5.     A new Section 5.6 is added to the Plan to read as follows:

              "Section 5.6 Change in Control or Irrevocable Election.

                     Notwithstanding anything hereunder to the contrary, after a
              "Change in Control" or "Irrevocable Election" (each as defined in the Umbrella Trust), claims for benefits hereunder and other elections by a Participant or Beneficiary under the Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim


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              or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Committee, or as applicable, Benefits Committee."

       6.     Section 7.1 of the Plan is amended to provide as follows:

              "Section 7.1 Governing Law.

                     The Plan shall be construed, administered and enforced
              according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."

       7.     A new Section 7.5 is added to the Plan to read as follows:

              "Section 7.5 Cancellation of Irrevocable Election.

                     The provisions hereunder relating to periods after an
              "Irrevocable Election" under the Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a "Change in Control" under the Umbrella Trust has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."